Exhibit 99

Investor Relations Contact:	Media Contact:
Jennifer Larson	Jessica Paar
(617) 368-5152	(617) 368-5060

BOSTON BEER REPORTS

SECOND QUARTER 2019 RESULTS

BOSTON, MA (7/25/19) — The Boston Beer Company, Inc. (NYSE: SAM) reported second quarter 2019 net revenue of $318.4 million, an increase of $45.3 million or 16.6%, from the same period last year. Net income for the second quarter was $27.9 million, or $2.36 per diluted share, an increase of $4.3 million or $0.38 per diluted share from the second quarter of 2018. This increase was primarily due to increased revenue, partially offset by lower gross margins and increases in advertising, promotional and selling expenses.

Net revenue for the 26-week period ended June 29, 2019 was $570.1 million, an increase of $106.5 million, or 23.0%, from the comparable 26-week period in 2018. Earnings per diluted share for the 26-week period ended June 29, 2019 were $4.38, an increase of $1.62 from the comparable 26-week period in 2018.

In the second quarter and the 26-week period ended June 29, 2019, the Company recorded a tax benefit of $0.02 per diluted share and $0.17 per diluted share, respectively, resulting from the Accounting Standard “Employee Share-Based Payment Accounting” (“ASU 2016-09”).

On July 3, 2019, the Company completed its merger with the Dogfish Head Brewery for a total consideration consisting of $173.0 million in cash and 429,292 shares of restricted Class A Stock, after taking into account a post-closing cash-related adjustment. The Company plans to consolidate Dogfish Head results into the Company’s financial results beginning on July 3, 2019. In the second half of 2019, the Company expects Dogfish Head to add between 3% and 4% in annual shipments and depletions growth and between $50 million and $60 million in net revenues at a gross margin of approximately 50%. The Company estimates Dogfish Head operating expenses will be between $20 million and $25 million in the second half of 2019. These estimates include transaction related costs and other non-recurring costs of approximately $8.0 million of which $1.5 million has been incurred and expensed as of June 29, 2019. Excluding these transaction related costs and other non-recurring costs, the Company currently estimates that the merger impact will be neutral to slightly accretive to full-year 2019 earnings per diluted share.

Highlights of this release include:

•	Depletions increased 17% and 15% from the comparable 13 and 26 week periods in the prior year.

•	Shipments increased 17% and 23% from the comparable 13 and 26 week periods in the prior year.

•

Full year 2019 shipments and depletions growth including Dogfish Head beginning July 3, 2019 is now estimated to be between 17% and 22%, an increase from the previously communicated estimate of between 10% and 15%.

•	Excluding the Dogfish Head impact, full year 2019 shipments and depletions growth is now estimated to be between 13% and 18%.

•

Gross margin was 49.9% for the second quarter, a decrease from 52.0% in the comparable 13-week period in 2018, and 49.7% for the 26-week period ending June 29, 2019, a decrease from 51.4% in the comparable 26-week period in 2018. The Company’s full year gross margin target is now between 50% and 51%, a narrowing down of the previously communicated estimate of between 50% and 52%.

•

Advertising, promotional and selling expense increased by $7.6 million, or 8.7%, in the second quarter over the comparable period in 2018 and increased $11.8 million, or 7.6%, from the comparable 26-week period in 2018.

•

Based on current spending and investment plans, full year 2019 Non-GAAP earnings per diluted share[1], which excludes the impact of ASU 2016-09, is now estimated at between $8.30 and $9.30, an increase from the previously communicated estimate of $8.00 and $9.00.

•	Full year 2019 capital spending is now estimated to be between $120 million and $140 million, an increase from the previously communicated estimate of $100 million to $120 million.

Jim Koch, Chairman and Founder of the Company, commented, “We achieved depletions growth of 17% in the second quarter, an increase from depletions growth of 11% in the first quarter. I am tremendously proud of the efforts of our coworkers in achieving our fifth consecutive quarter of double-digit growth, while maintaining a focus on quality and innovation. We were delighted to learn that, for the ninth year out of the last eleven years, our distributors ranked us the number one beer supplier in the industry, in the annual poll of beer distributors conducted by Tamarron Consulting, a consulting firm specializing in the alcohol beverage distribution industry. This is a result of the efforts of all Boston Beer coworkers to service and support our distributors’ businesses and to the strong relationships we have built with them. We are still seeing challenges across the industry, including a general softening of the part of the craft beer category that goes through the three-tier distribution system and retail shelves that offer an overwhelming number of options to drinkers. We remain positive about the future of craft beer and are happy that our diversified brand portfolio continues to fuel double-digit growth. We are disappointed with our Samuel Adams brand trends and continue to evolve our brand messaging. During the quarter we had success with continued growth of Samuel Adams New England IPA and our new “lighter and brighter” recipe for Samuel Adams Summer Ale as well as a significant package redesign. We plan to continue to invest to improve trends and remain focused on the longer-term goal of returning Samuel Adams to growth.”

[1]	See “Outlook” below for additional information regarding non-GAAP forward-looking measures used in this press release.

Mr. Koch continued, “We are excited about our recent merger with Dogfish Head Brewery that we completed on July 3, 2019. Dogfish Head has a proud history as a craft beer pioneer with a brand that is beloved by American consumers and highly respected by the industry. This combination is the right fit as both Boston Beer and Dogfish Head have a passion for brewing and innovation. We share the same values and we will learn a lot from each other as we continue to invest in the high-end beer category. I am very happy that Sam Calagione of Dogfish Head will be joining our management team at Boston Beer. He is a tremendous friend, innovator and brewer, and we have a bright future together with Sam and his off-centered Dogfish team.”

Dave Burwick, the Company’s President and CEO stated, “First half shipments growth was higher than depletions as we took active steps to ensure adequate distributor inventory levels to support drinker demand during the peak summer months. Our depletions growth in the second quarter was a result of increases in our Truly Hard Seltzer and Twisted Tea brands that were only partially offset by decreases in our Samuel Adams and Angry Orchard brands. Truly continues to grow beyond our expectations. We are launching Truly draft nationally this quarter while we continue to expand distribution across all channels. In addition, we are launching a new, high-profile ad campaign for Truly featuring noted comedian Keegan-Michael Key as we believe we can further improve our position as a leader in hard seltzer by building a meaningful and relevant brand. Twisted Tea continues to generate consistent double-digit volume growth. While Angry Orchard’s volume declined against the first half 2018 national roll out of Angry Orchard Rosé, we are excited about our brand investment plans for the second half and the national rollout of Angry Orchard Crisp Unfiltered, a traditional American Cider with a less sweet, fresh apple taste. I am pleased that our overall business has shown great momentum and depletion improvements during the first half of the year. Given our trends for the first half and our current view of the remainder of the year, we’ve adjusted our expectations for higher 2019 full-year earnings, depletions and shipment growth, which is primarily driven by the strong performance of our Truly brand and the inclusion of the Dogfish Head business in our second half results.”

Mr. Burwick continued, “While we are pleased with our overall first half performance, our accelerated depletions growth has been challenging operationally. We have been operating at capacity for many months and have increased our usage of third-party breweries during the quarter in response to the growth. In particular, the additional Truly volumes have come at a higher incremental cost, due to an increased usage of third-party breweries and a higher percentage of variety packs in the company’s overall mix, which is negatively impacting our gross margin expectation for the year. Our new automated variety pack can line in our Pennsylvania Brewery that began production this quarter should help relieve these pressures as it ramps up during the third quarter. We will continue to invest to increase capacity as appropriate to meet the needs of our business and take full advantage of the fast-growing hard seltzer category. We’re in a very competitive business and we are optimistic for continued growth of our current brand portfolio and we remain prepared to forsake short-term earnings as we invest to sustain long-term profitable growth, in line with the opportunities that we see.”

2nd Quarter 2019 Summary of Results

Depletions increased 17% from the comparable 13-week period in the prior year. Shipment volume was approximately 1.4 million barrels, a 17% increase from the comparable 13-week period in the prior year.

Shipments for the first half increased at a higher rate than depletions and resulted in significantly higher distributor inventory as of June 29, 2019 when compared to June 30, 2018. The Company believes distributor inventory as of June 29, 2019 averaged approximately 3 weeks on hand and was at an appropriate level based on the supply chain capacity constraints and inventory requirements to support the forecasted growth of Truly and Twisted Tea brands over the summer. The Company expects wholesaler inventory levels in terms of weeks on hand to remain between 2 and 4 weeks for the remainder of the year.

Gross margin of 49.9% decreased from the 52.0% margin realized in the comparable 13-week period in 2018, primarily as a result of higher processing costs due to increased production at third party breweries and higher temporary labor requirements at Company-owned breweries to support increased variety pack volumes, partially offset by price increases and cost saving initiatives at Company-owned breweries.

Advertising, promotional and selling expenses increased $7.6 million from the comparable 13-week period in 2018, primarily due to increased investments in local marketing, media and production, higher salaries and benefits costs and increased freight to distributors due to higher volumes.

General and administrative expenses increased by $2.9 million from the comparable 13-week period in 2018, primarily due to Dogfish Head transaction-related fees of $1.5 million and increases in salaries and benefits costs.

The Company’s effective tax rate for the second quarter increased to 26.9% from 24.4% in the comparable period in 2018. This increase was primarily due to a lower tax benefit from stock option activity recorded in accordance with ASU 2016-09.

Year-to-Date 2019 Summary of Results

Depletions increased 15% from the comparable 26-week period in 2018, reflecting increases in the Company’s Truly Hard Seltzer and Twisted Tea brands that were only partially offset by decreases in Samuel Adams and Angry Orchard brands.

Shipment volume was approximately 2.5 million barrels, a 23.2% increase from the comparable 26-week period in 2018.

Gross margin at 49.7% decreased from the 51.4% margin realized in the comparable 26-week period in 2018, primarily as a result of higher processing costs due to increased production at third party breweries and higher temporary labor requirements at Company-owned breweries to support increased variety pack volumes, partially offset by price increases and cost saving initiatives at Company-owned breweries.

Advertising, promotional and selling expenses increased $11.8 million from the comparable 26-week period in 2018, primarily due to increased investments in local marketing, media and production, higher salaries and benefits costs and increased freight to distributors due to higher volumes.

General and administrative expenses increased by $6.9 million from the comparable 26-week period in 2018, primarily due to increases in salaries and benefits costs, stock compensation and Dogfish Head transaction-related fees of $1.5 million.

The Company’s effective tax rate for the 26-week period ended June 29, 2019 increased to 24.1% from 18.5% in the comparable 26-week period in 2018. This increase was primarily due to a lower tax benefit from stock option activity recorded in accordance with ASU 2016-09.

The Company expects that its June 29, 2019 cash balance of $3.0 million, together with its future operating cash flows and the $112.5 million unused balance remaining on its line of credit, will be sufficient to fund future cash requirements. The company currently has $37.5 million outstanding on its line of credit.

During the 26-week period ended June 29, 2019 and the period from June 30, 2019 through July 19, 2019, the Company did not repurchase any shares of its Class A Common Stock. As of July 19, 2019, the Company had approximately $90.3 million remaining on the $931.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the 28-week period ended July 13, 2019, excluding Dogfish Head Brewery depletions, are estimated by the Company to have increased approximately 17% from the comparable period in 2018.

Outlook

The Company currently projects full year 2019 earnings per diluted share to be between $8.30 and $9.30. This projection excludes the impact of ASU 2016-09. The Company’s actual 2019 earnings per share could vary significantly from the current projection. Underlying the Company’s current 2019 projection are the following full-year estimates and targets:

•	Depletions and shipments percentage increase of between 17% and 22%.

•	National price increases of between 1% and 3%.

•	Gross margin of between 50% and 51%.

•

Increased investment in advertising, promotional and selling expenses of between $35 million and $45 million, a change from the previously communicated estimate of between $20 million and $30 million, primarily due to the addition of Dogfish Head Brewery expenses for the second half of the year. This does not include any changes in freight costs for the shipment of products to the Company’s distributors.

•	Non-GAAP effective tax rate of approximately 27%, excluding the impact of ASU 2016-09.

•	Estimated capital spending of between $120 million and $140 million, which could be higher, if deemed necessary to meet future growth.

Non-GAAP effective tax rate and Non-GAAP earnings per diluted share are not defined terms under U.S. generally accepted accounting principles (“GAAP”). These Non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share and effective tax rate data prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. The Company’s projection for its Non-GAAP effective tax rate and Non-GAAP earnings per diluted share exclude the impact of ASU 2016-09, which could be significant and will depend largely upon unpredictable future events outside the Company’s control, including the timing and value realized upon exercise of stock options versus the fair value of those options when granted. Therefore, because of the uncertainty and variability of the impact of ASU 2016-09, the Company is unable to provide, without unreasonable effort, a reconciliation of these Non-GAAP measures on a forward-looking basis.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 and today brews more than 60 styles of Samuel Adams beer. Our portfolio of brands also includes Angry Orchard Hard Cider, Twisted Tea, and Truly Hard Seltzer, Marathon Brewing Company, Wild Leaf Hard Tea and Tura Alcoholic Kombucha as well as several other craft beer brands brewed by A&S Brewing, our craft beer incubator. On July 3, 2019 the Company merged with Dogfish Head Brewery. Dogfish Head has a proud history as a craft beer pioneer with a brand that is beloved by American consumers and highly respected by the industry. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 29, 2018 and subsequent filings made prior to or after the date hereof. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Thursday, July 25, 2019

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Barrels sold	1,374	1,177	2,451	1,989
Revenue	$338,643	$289,574	$606,202	$491,405
Less excise taxes	20,236	16,474	36,144	27,848

Net revenue	318,407	273,100	570,058	463,557
Cost of goods sold	159,405	131,130	286,516	225,490

Gross profit	159,002	141,970	283,542	238,067
Operating expenses:
Advertising, promotional and selling expenses	94,079	86,510	165,802	154,031
General and administrative expenses	26,748	23,879	50,122	43,217
Impairment of assets	243	517	243	517

Total operating expenses	121,070	110,906	216,167	197,765

Operating income	37,932	31,064	67,375	40,302
Other income (expense), net:
Interest (expense) income, net	(27)	273	610	478
Other income (expense), net	197	(203)	(55)	(488)

Total other income (expense), net	170	70	555	(10)

Income before income tax provision	38,102	31,134	67,930	40,292
Income tax provision	10,246	7,599	16,380	7,447

Net income	$27,856	$23,535	$51,550	$32,845

Net income per common share—basic	$2.39	$1.99	$4.42	$2.78

Net income per common share—diluted	$2.36	$1.98	$4.38	$2.76

Weighted-average number of common shares—Class A basic	8,648	8,667	8,627	8,690

Weighted-average number of common shares—Class B basic	2,918	3,018	2,918	3,018

Weighted-average number of common shares—diluted	11,684	11,787	11,660	11,809

Net income	$27,856	$23,535	$51,550	$32,845

Other comprehensive income:
Foreign currency translation adjustment	5	7	42	18

Comprehensive income	$27,861	$23,542	$51,592	$32,863

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	June 29, 2019	December 29, 2018
Assets
Current Assets:
Cash and cash equivalents	$3,017	$108,399
Accounts receivable	69,420	34,073
Inventories	80,361	70,249
Prepaid expenses and other current assets	16,329	13,136
Income tax receivable	9,629	5,714

Total current assets	178,756	231,571
Property, plant and equipment, net	412,064	389,789
Operating right-of-use assets	36,779	—
Merger consideration	158,402	—
Other assets	23,646	14,808
Goodwill	3,683	3,683

Total assets	$813,330	$639,851

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$74,906	$47,102
Accrued expenses and other current liabilities	73,545	73,412
Line of credit	37,500	—
Current operating lease liabilities	2,315	—

Total current liabilities	188,266	120,514
Deferred income taxes, net	55,452	49,169
Non-current operating lease liabilities	39,239	—
Other liabilities	7,572	9,851

Total liabilities	290,529	179,534
Commitments and Contingencies
Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 8,655,955 and 8,580,593 issued and outstanding as of June 29, 2019 and December 29, 2018, respectively	87	86
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 2,917,983 and 2,917,983 issued and outstanding as of June 29, 2019 and December 29, 2018, respectively	29	29
Additional paid-in capital	416,602	405,711
Accumulated other comprehensive loss, net of tax	(1,155)	(1,197)
Retained earnings	107,238	55,688

Total stockholders’ equity	522,801	460,317

Total liabilities and stockholders’ equity	$813,330	$639,851

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASHFLOWS

(in thousands)

(unaudited)

	Twenty-six weeks ended
	June 29, 2019	June 30, 2018
Cash flows provided by operating activities:
Net income	$51,550	$32,845
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,089	26,011
Impairment of assets	243	517
Loss on disposal of property, plant and equipment	104	26
Lease expense	1,789	—
Bad debt expense	(1)	27
Stock-based compensation expense	5,810	4,570
Deferred income taxes	6,283	775
Changes in operating assets and liabilities:
Accounts receivable	(35,346)	(21,651)
Inventories	(14,942)	(18,636)
Prepaid expenses, income tax receivable and other assets	(10,962)	217
Accounts payable	26,320	20,563
Accrued expenses and other current liabilities	(101)	8,721
Net lease liabilities	(1,391)	—
Other liabilities	85	(244)

Net cash provided by operating activities	55,530	53,741

Cash flows used in investing activities:
Purchases of property, plant and equipment	(44,578)	(25,470)
Proceeds from disposal of property, plant and equipment	179	2
Cash paid for merger	(158,402)	—
Change in restricted cash	(188)	98

Net cash used in investing activities	(202,989)	(25,370)

Cash flows provided by (used in) financing activities:
Repurchase of Class A Common Stock	—	(39,725)
Proceeds from exercise of stock options	4,146	21,529
Net cash paid on note payable and capital lease	(115)	(78)
Cash borrowed on line of credit	86,000	—
Cash paid on line of credit	(48,500)	—
Net proceeds from sale of investment shares	546	445

Net cash provided (used in) by financing activities	42,077	(17,829)

Change in cash and cash equivalents	(105,382)	10,542
Cash and cash equivalents at beginning of year	108,399	65,637

Cash and cash equivalents at end of period	$3,017	$76,179

Supplemental disclosure of cash flow information:
Income taxes paid	$13,697	$3,355

Cash paid for amounts included in measurement of lease liabilities	$1,976	$—

Right-of-use assets obtained in exchange for operating lease obligations	$38,524	$—

Right-of-use assets obtained in exchange for capital lease obligations	$2,837	$—

Decrease in accounts receivable for ASU 2014-09 adoption	$—	$(1,310)

Increase in accounts payable for purchase of property, plant and equipment	$1,484	$774

Copies of The Boston Beer Company’s press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com